Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES MAY 2010 US TRADING VOLUMES

NEW YORK, June 8, 2010 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that May 2010 US trading volume was 4.0 billion shares and average daily volume (ADV) was 199 million shares.  This compares to 3.5 billion shares and ADV of 165 million shares in April 2010 and 4.2 billion shares and ADV of 208 million shares in May 2009.

There were 20 trading days in both May 2010 and May 2009 and 21 trading days in April 2010.

ITG US Trading Activity

May 2010

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

May	20	3,983,490,108	199,174,505

Year-to-Date:	102	17,371,102,697	170,304,928

Monthly volume statistics reflect commission-generating US volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Contact:

J.T. Farley

(212) 444-6259

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